UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 5, 2002

                              LOG ON AMERICA, INC.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
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                 (State or other jurisdiction of incorporation)

                                     0-25761
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                            (Commission File Number)

                                   05-0496586
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                        (IRS Employer Identification No.)

          One Cookson Place, 6th Floor, Providence, Rhode Island 02903
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (401) 459-6550


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Item 5. Other Events and Regulation FD Disclosure

On February 5, 2002, Log On America, Inc. (the "Company") entered into settlement agreements with the holders of the remaining 50% of its Series A Preferred Stock. The terms of the settlements are described in the annexed press releases. The Company previously settled its claims against Marshall Capital Management, Inc. (which owned the other 50% of the Series A Preferred Stock) and Marshall's affiliate, Credit Suisse First Boston.

The Company issued the Series A Preferred Stock on February 23, 2000 for total consideration of $15,000,000. In August 2002, the Company received a $3,250,000 settlement payment from Marshall affiliate Credit Suisse First Boston.

Pursuant to the settlement agreements, the Company will retire the entire Series A Preferred stock in exchange for 500,000 shares of common stock, two new series of preferred securities convertible into approximately 3.1 million shares of common stock, and $8,852,775 which will be paid to certain holders of the Series A Preferred. Of that amount, $2,500,000 will be paid in short term installments over a period of six months, and the balance will be paid in monthly installments over approximately a four year period with interest at the rate of 9% per annum.

Item 7. Financial Statements and Exhibits.

(c)      Exhibits.

99.1 February 8, 2002 press release concerning settlement with Promethean Asset Management L.L.C. and HFTP Investments.
99.2 February 8, 2002 press release concerning settlement with other Series A Preferred Stock holders.
99.3 July 26, 2001 press release concerning settlement with Marshal Capital Management, Inc. and Credit Suisse First Boston Corporation.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           LOG ON AMERICA, INC.
                                           (Registrant)

Date: February 12, 2002                    /s/ David Paolo
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                                           David Paolo,
                                           President and Chief Executive Officer


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